Draft Copy - For Discussion
Purposes Only


AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON December 16,1999
REGISTRATION NO. ________

------------------------------------------

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

-----------------------------


FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

------------------------------

ArchivalCD Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
CHARTER)

DELAWARE		           	83-0324656

(STATE OR OTHER    		(I.R.S. EMPLOYER
JURISDICTION OF			   IDENTIFICATION NO.)
INCORPORATION OR
ORGANIZATION)

100 North Sixth #212
Crockett, Texas 75835

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


(409) 545-9515
REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
 --------------------------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.



If this form is filed to register
additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

If this form is a post-effective
amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

Calculation of Registration Fee


THE REGISTRANT HEREBY AMENDS THIS
REGISTRATION STATEMENT ON SUCH DATE OR DATES AS
MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER
AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME
EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS
THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT
COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY
NOT BE SOLD UNTIL THE RELATED REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION OR ANY APPLICABLE STATE SECURITIES
COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS
NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER
TO BUY THESE SECURITIES IN ANY STATE IN WHERE THE
OFFER OR SALE IS NOT
PERMITTED.

SUBJECT TO COMPLETION, DATED December, 13 1999








PROSPECTUS	LOGO


ArchivalCD, Inc.

3,700,000
Common Shares

This is an initial public offering of
3,700,000 shares of common stock, of ArchivalCD, Inc.

There is currently no public market for
the common stock. ArchivalCD, Inc. anticipates that the initial public offering price per share will be $2.00. It is anticipated that the common stock will be listed on the Over the Counter markets under the symbol AHCD.

This prospectus also relates to the sale of shares of common stock held by certain selling stockholders identified in this prospectus. Such shares may not be sold for a period of nine months from the effective date of this prospectus without the prior written consent of ArchivalCD
Inc. ArchivalCD Inc. will not receive any proceeds from the sale of such shares.


Investing in the common stock and
warrants involves certain risks. You should purchase these securities only if you can afford a complete loss. See "Risk Factors" beginning on page 8.

				Per Share    Total
				---------    -----

Public Offering Price			$	$
Underwriting Discounts and Commissions$	$
Proceeds to the Company		$	$
Proceeds to Selling Stockholders	$	$


Neither the Securities and Exchange
Commission nor any State securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Common Stock

Over the Counter Bulletin Board


TITLE OF EACH
CLASS ON WHICH TO
BE SO REGISTERED

NATURE OF EACH EXCHANGE
EACH CLASS IS TO BE
REGISTERED


1
TABLE OF CONTENTS



Prospectus Summary....................4
Risk Factors..........................8
Use of Proceeds......................16
Dividend Policy......................17
Capitalization.......................18
Dilution.............................19
Selected Financial Data..............20
Management's Discussion and
Analysis of Financial Condition
and Results of Operations............21
Business.............................27
Management...........................37
Certain Transactions.................40
Principal Stockholders...............42
Selling Stockholders.................44
Description of Securities............46
Shares Eligible for Future Sale......49
Underwriting.........................50
Legal Matters........................53
Experts..............................53
Additional Information...............53
Index to Financial Statements.......F-1


Information Required in Registration Statement

Certain Forward-Looking Information

Certain statements included in this
report, which are not historical facts, are forward looking statements, including the information provided with respect to future business opportunities, expected financing sources and related matters. These forward looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects,"
"anticipates," "intends," "believes," "estimates" and similar expressions are intended to identify such forward looking statements. Since this information is based on current expectations that involve risks and uncertainties, actual results could differ materially from those expressed in the forward-looking statements.


PROSPECTUS SUMMARY

You should read the entire Prospectus,
including the "Risk Factors" section and the Financial Statements and the notes to the Financial Statements, carefully. The terms the "Company" and "ArchivalCD Inc." refers to our predecessor and us.

Unless stated otherwise, all information in this Prospectus (i) assumes an initial public offering price of $2.00 per share.


ITEM 1
BUSINESS

The Company

ArchivalCD Inc., (ArchivalCD or the "Company") is a developmental stage manufacturer, organized in December 1998, as a Delaware Corporation, The successor to ArchivalCD LLC.
The Company has no products or services for sale at this time and did not generate any production or revenues due to losses experienced the last fiscal quarter of 1997, from a natural flood and extensive water damage to it's production facilities, which were located in North Salt Lake City, UT.

Upon the resumption of production ArchivalCD Inc.
will resume production as a designer of
Genealogical and Business Archive Records digitalized information and storage libraries.
The company develops, and manufactures, digitizes microfilm documents of historical value and places, them on a Compact Disk ("CD's"). The company has five years of development, planning, programming, and analysis in this specialized field of operations. The company plans on entering both the microfilm sales portion of the market and the more expansive microfilm image base on CD portion of the market. Doing both supports the furthering of genealogical education and the corresponding historical and educational programs which increases business potential


We were formed as a limited liability
company in July 1995 and merged into a Delaware corporation in December 1998. Our address is 100
North Sixth Street Suite 212, Crockett, TX 75835, and our telephone number is (409) 545 9515. Our
Web site can be accessed at www.ArchivalCD.com.
Information contained on our Web site is not part of this Prospectus.


The Company product design and distribution
network offers its customers a large selection of
research material and record storage via CD's or
proprietary Internet retrieval systems. The
products are marketed, to the more than eighteen
million genealogists in the United States and foreign
markets. Of those, nearly 20% are actively researching
with a need for the documents found on microfilm
contained in the National Archives collections.   The
products are to be sold primarily to a membership clientele from direct marketing, Internet marketing, journal advertising, and personal contact at national and regional conferences in much the same manner as the comparative microfilm rental/sales market currently operates.

ArchivalCD provides rental usage or purchase of compact disks containing the specific genealogical microfilm title requested by the client. The company is a membership-based company and uses the membership fees to help offset the initial development costs of each custom created title. Film titles are ordered by the National Archives catalog number, which ArchivalCD's active catalog converts to 'product code' so that best use of space and production time can be made. ArchivalCD members are also able to order the same title in reproduced film versions. All titles are available in CD or film.

ArchivalCD Inc. has never been in bankruptcy or receivership, although in Fiscal year 1998 The
Company did not generate any production or revenues due to losses experienced the last fiscal quarter of 1997, from flood and extensive water damage to it's production facilities, which were located in North
Salt Lake City, UT. The losses experienced from this damage and the lack of adequate insurance caused the company to cease operations. This resulted in numerous customer accounts going un-serviced. Prior to this flood The Company recorded $500,000 in gross revenue with a customer base of 3,000.

The Company plans to focus its efforts on increasing its customer base through expansion into both the private market sectors as well as Governmental services. The Company also seeks to expand its product line and customer base through selective acquisitions of other concerns, which distribute complementary genealogy and electronic archiving products, although it has not identified any particular acquisition as of the date of this Registration Statement. The Company intends to finance its long-term growth strategy using, internally generated funds and, if necessary, borrowings under credit facilities.


THE OFFERING

Securities Offered.............3,700,000 shares
				of Common Stock (the "Common	Stock")

Common Stock Outstanding
Before the Offering(1)(2)......18,227,581 shares

Common Stock Outstanding
After the Offering(1).........21,227,581 shares


Use of Proceeds........Product
			development, sales and
			marketing, facilities and
			other capital
			expenditures, expansion of
			internal operations and
			working capital and
			general corporate
			purposes.

			See "Use of Proceeds."

Proposed trading
Symbols................Common Stock AHCD

Risk Factors...........For a discussion of
certain risks you should	consider before investing
in the Company's securities, see "Risk	Factors."



RISK FACTORS

You should carefully consider the
following factors and other information in this Prospectus before deciding to invest in shares of Common Stock and Warrants. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such statements can be identified by the use of words such as "may,"
"will," "expect," "anticipate," "estimate,"
"continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors described below and other cautionary statements in this Prospectus. The risk factors described below and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Limited Operating History; Accumulated
Deficit; Anticipated Future Losses; Ability to
Continue as a Going Concern. We were originally formed as a limited liability company in July
1995 and were merged into a corporation in December 1998. We did not recognize any revenue in 1999. Therefore, we have only a limited operating history upon which you may judge our performance and prospects. We have incurred significant losses since inception and we expect to continue to incur substantial operating losses for the foreseeable future. We must, among other things, establish widespread market acceptance of our existing products, successfully develop and deliver new products and services, respond quickly and effectively to competitive, market and technological developments, expand sales and marketing operations, broaden customer support capabilities, control expenses and continue to attract and retain qualified personnel. We may not become profitable in the future. Our independent accountants have included an explanatory paragraph stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which cause substantial doubt as to our ability to do so. See
"Management's Discussion and Analysis of
Financial Condition and Results of Operations" and "Financial Statements and Notes thereto."

Unpredictability of Future Revenues;
Potential Fluctuation in Quarterly Operating
Results. As a result of our limited operating history and the emerging nature of the markets in which we compete, we may not be able to achieve anticipated revenues. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including:


- demand for products and services;

- market acceptance of our new products and services;

- price reductions or changes in pricing;

- mix of products and services;

- mix of distribution channels;

- mix of international and North American revenues;

- costs of litigation and intellectual property protection;

- competitive factors;

- growth in the use of the Internet;

- technical difficulties with respect to the use of our products; and

- general economic conditions and economic conditions specifically related to the Internet.

We believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that you should not rely upon period-to-period comparisons as indications of future performance.

Product Development; Rapid Technological Change.
The markets for our products are characterized by evolving industry standards, changing technologies and frequent new product introductions and enhancements. Our future success will depend in part on our ability to enhance our existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards. We may not successfully complete the development or introduction of products on a timely basis, if at all. In addition, our current or future products may not achieve market acceptance. Products or technologies developed by others may render our products or technologies noncompetitive or obsolete. Any failure by us to anticipate or respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of our products and would have a material adverse effect on our business.


Risk of Product Defects and Product
Liability. Software products as complex as those offered by us often contain undetected errors or failures when first introduced or as new versions are released. In addition, to the extent that we may have to develop new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by us and by current and potential customers, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of such errors could result in delay, or failure to achieve, market acceptance of our products, which could have a material adverse effect on our business. In addition, because our products are used in business-critical applications, any errors or failures in such products may give rise to substantial product liability claims, which also could have a material adverse effect on our business.

Competition. The markets for our products and services are relatively new, constantly evolving and intensely competitive. Barriers to entry are low and we expect that competition will intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. As a result, our competitors may be able to develop products comparable or superior to ours or adapt more quickly to new technologies or evolving customer requirements. In addition, we may, as a strategic response to changes in the competitive environment, implement pricing, licensing, service or marketing changes designed to extend our current brand and technology franchise. Continued price concessions or the emergence of other pricing or distribution strategies by competitors may have a material adverse effect on our business, financial condition and results of operations.



Possible Need for Additional Financing.
We anticipate that the net proceeds from this offering and cash provided by operations will allow us to meet our cash requirements for at least 12 months following the date of this Prospectus. This expectation is based on our current operating plan which can change as a result of many factors, and we may require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which also could require additional capital.
Sources of funds may include the issuance of common or preferred stock sold in a public offering or in private placements, or the issuance of debt or bank financing. If additional capital is raised through the sale of equity or convertible debt securities, our stockholders may be diluted. We may not be able to obtain capital on a timely basis, on favorable terms, or at all.
If we were unable to obtain such financing, or generate funds from operations sufficient to meet our needs, we would be materially adversely affected. See "Use of Proceeds."

Uncertain Protection of Intellectual Property;
Risks Associated With Licensed Third-Party
Technology. Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we generally rely on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although we have not signed such agreements in every case.
Despite such protections, a third party could copy or otherwise obtain and use our products or technology, or develop similar technology independently.


We also rely on certain technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. In the future, such third-party technology licenses may not be available to us on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on our business, financial condition and results of operations.


We attempt to avoid infringing known
proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation could be avoided or settled without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition and results of operations.


Developing Market. The markets for our
products and services are in the early stages of development and are evolving rapidly, with continuing new developments in technology, product distribution methods, and marketing and licensing relationships. The development of a market for our products also depends on increased use of the Internet and intranets for information, publication, distribution and commerce relating to video and multimedia.
Critical issues concerning use of the Internet and intranets (including security, reliability, cost, ease of use and quality of service) remain unresolved and may affect the growth of and the degree to which business is conducted over the Internet and intranets. If the market for our products and services fails to grow, develops more slowly than expected or becomes saturated with competing products or services, our business will be materially adversely affected.


Dependence on Key Personnel. We are
dependent on the continued employment and performance of our executive officers and key employees, particularly Dr. Daniel J. Hay, Chief
Executive Officer (and President, upon completion of this offering). We have entered into employment agreements with Dr. Daniel J. Hay, which will commence, on the closing of this offering. We do not maintain any key man life insurance but it will be added in the future. The loss of the services any of our executive officers or key employees could have a material adverse effect on our business.
See "Management."


Management of Growth. Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. To manage our expected growth, we will have to implement and improve our operational and financial systems and train and manage our growing employee base.
We will also need to maintain and expand our relationships with customers, marketing partners, licensees, licensors, and other third parties.
Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be materially adversely affected.

Risks Associated with International
Expansion. A component of our strategy is to expand internationally by opening international sales offices and developing international distribution and sales networks. We may be unable to successfully market, sell and deliver our products internationally. In addition, we will be subject to the risks of doing business abroad, including political or economic instability in a region, changes in diplomatic and trade relationships, tariffs and other barriers and restrictions, restrictions on the transfer of funds, currency fluctuations, potentially adverse tax consequences and the burdens of complying with foreign laws and regulations.

Year 2000 Compliance. The "year 2000
problem" is pervasive and complex, as virtually all computer operations will be affected in some way. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. We have not completed our assessment of the potential impact of year 2000 on our systems, nor are we certain that all of our vendors, suppliers and customers are year 2000 compliant. Any year 2000 compliance problem affecting our customers or us could have a material adverse effect on our business.

Sales and Other Taxes. We currently do not collect sales or similar taxes with respect to the sale of products, license of technology, or provision of services in states and countries other than states in which we have offices.
However, one or more states or foreign countries may seek to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of products, license of technology, or provision of services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business.

Control by Management. After completion of this offering, our executive officers and directors will beneficially own approximately
50.5% of our outstanding shares. As a result, these executive officers and directors may continue to be able to control the outcome of matters requiring a stockholder vote, including the election of the members of the Board of Directors. This control could adversely affect the market price of the shares of Common Stock or delay or prevent a change in control of Digital
Lava. See "Principal Stockholders."


Governmental Regulation and Legal
Uncertainty. We are not currently directly regulated by any governmental agency, other than laws and regulations generally applicable to businesses, although certain United States export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the United
States and abroad relating to the Internet. In addition, the applicability to the Internet of the existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business, restrict our business or increase our legal exposure, which could have a material adverse effect on our business.

Liability for Internet Content. Because
content from our Web site is distributed to others, we may be subjected to claims of negligence, copyright, patent or trademark infringement, defamation, indecency and other claims. Such claims have been brought, sometimes successfully, against Internet content distributors. In addition, we could be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business.


Lack of Experience of Representative.
Corporate Vision Inc., commenced operations in August 1998. The Representative has co-managed and participated as an underwriter in only two previous public offerings of securities. No assurances can be given that any broker-dealer will become a market maker for the Common Stock.
See "Underwriting."


Immediate and Substantial Dilution. The
initial public offering price per share of Common
Stock is substantially higher than the net tangible book value per share of the outstanding
Common Stock. Purchasers of these shares will experience immediate and substantial dilution of $ 1.71 per share in net tangible book value per share, or approximately 85.5% of the assumed initial public offering price of $2.00 per Share.
See "Dilution."

Dividend Policy. We do not anticipate paying any cash dividends in the foreseeable future and intend to retain earnings, if any, to develop, operate and expand our business. See "Dividend
Policy."

Anti-Takeover Considerations. Certain
provisions of our Amended and
Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire control of the Company, even if a change in control would be beneficial to stockholders.
Our Amended and Restated Certificate of
Incorporation and Bylaws require advance notice of special stockholder meetings and permit the Board of Directors to issue up to 5,000,000 shares of Preferred Stock without stockholder approval. These provisions could also limit the price that investors may be willing to pay in the future for the Common Stock. See "Description of Securities."


USE OF PROCEEDS

The net proceeds to the Company from the sale of the Securities offered hereby, after deduction of underwriting discounts and other estimated expenses relating to the offering, are estimated to be approximately $6,280,684 intends to use the net proceeds as follows:




Percent of Total		Net Proceeds

Product development expenses(1)....... $  750,000  13.0%

Sales and marketing expenditures(2)....$  500,000   8.0%

Facilities and other capital
expenditures(3)........................$3,600,000  60.0%

Expansion of internal operations(4)....$  350.000   6.0%

Repayment of certain indebtedness..... $   50,000   1.0%

Working capital and general corporate..$1,030,684  13.0%

Total..................................$6,280,684 100.0%



(1)  The Company intends to significantly
increase its investment in product development activities associated with the development of new products, including new products to be used on the Internet, and the continued enhancement of the Company's existing products. The Company also expects to make expenditures for the licensing of technology, for the acquisition of additional software products, and for the hiring of additional, experienced, software engineers and development management.

(2) The Company intends to increase its sales and marketing efforts by increasing the size of its sales and marketing staff, increasing advertising and trade show related activities, expanding the level of technical support offered to its dealers and customers.

(3) The Company intends to construct additional space for production, sales and administrative offices, and to invest in additional computers, networking systems, furniture, fixtures, leasehold improvements, and related equipment.
See "Business--Facilities."

(4)  The Company intends to expand internal
operations, including further improvement of the Company's management information systems and the continued development of the Company's website.

(5)  The Company intends to repay an aggregate
principal amount of     $46,800 of promissory
notes, due in year 2000, bearing interest at 10% per annum.

The foregoing represents the Company's best estimate of the allocation of the net proceeds of the offering, based upon the current status of its operations, its current plans and current economic conditions. Proceeds may be reapportioned among the categories listed above.
The amount and timing of expenditures will vary depending upon a number of factors, including progress of the Company's operations, technical advances, terms of collaborative arrangements, and changes in competitive conditions. The
Company also expects, when the opportunity arises, to acquire or invest in complementary businesses, products or technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisition or investment.

The Company currently anticipates that the net proceeds of this offering, along with cash provided by operations, will enable it to meet its operational and capital requirements for at least the 12 months following the date of this Prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy the Company's requirements for any particular period of time.
To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to satisfy the Company's requirements. There can be no assurance that such funds will be available on favorable terms, or at all.
See "Risk Factors--Possible Need for Additional Financing."

DIVIDEND POLICY

The Company has never declared or paid
any cash dividends on its capital stock. The
Company presently intends to reinvest earnings to fund the development and expansion of its business and, therefore, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.


DILUTION

DILUTION

As of August 31, 1999 the net tangible book value of the Company was $318,112 or approximately $0.017 per share of Common stock.
The net tangible book value per share
represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding.

Common Stock offered herby (after deducting underwriting and commissions and estimated offering expenses payable by the company), net tangible book value of the Company at August 31, 1999 would have been $6,318,112, or approximately
$0.28 per share of Common stock.  This
represents an immediate increase in the tangible book value of $0.27 pr share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $ 1.70 per share of Common Stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Common Stock $ 2.00

Pro forma net tangible book value prior to the offering$ 0.017

Increase per share attributable to the offering
$ 0.24

Pro forma, as adjusted, net tangible book value per share after the offering $ 0.255

Dilution per share to new investors $ 1.745



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND PLANS OF OPERATIONS


The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. In addition to historical information, this
Management Discussion and Analysis of Financial
Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

ArchivalCD Inc. originally operated as
ArchivalCD L.L.C., a Utah limited liability company that was formed in 1995. In December
1998, ArchivalCD, L.L.C. merged into ArchivalCD
Inc., a Delaware corporation. Pursuant to such transaction, the ownership interests in
ArchivalCD, L.L.C. were exchanged for common shares.

The Company invested significant resources in sales, marketing, development and other operating activities during the twelve-month period ended
June 30,1997. The Company believes that its success depends largely on building superior technology and quality into its products, extending its technological lead on the competition and developing brand recognition early in a product's life cycle. Accordingly, the Company expects to continue spending heavily on these activities in the near future. Despite these heavy investments in marketing and product development, the historical growth in software sales, rentals and license fees may not be sustainable in the future. In light of the Company's limited operating history and rapid improvements in technology and marketing of its products, the Company believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.


The Company has incurred significant net losses and negative cash flows from operations since inception, and as of August 31, 1999, had an accumulated deficit of $80,085. The Company intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, the Company believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.

A majority of these losses occurred in June 1997 and afterwards, due to a natural disaster which incurred major flooding of its North Salt Lake
City, UT production facilities, forcing the company to cease operation to date.


Results of Operations

Comparison of six Months Ended December 31, 1996 to Six Months Ended June 30, 1997. Due to the natural disaster (flooding) many of the Companies records were destroyed and or rendered un-usable.
The results of operations are at best un-audited and can be considered un-verifiable.

From December 31, 1996 to June 30, 1997 the company received orders in excess of 6500 items ordered. Which generated sales of approximately
$210,000 in gross revenues for 1996. Estimated gross revenue for 1997 (January to June) were approximately $500,000. Since June 1997 the company has conducted no production due to at the time the company had underinsured the cost of equipment and the replacement costs of its facilities, the lack of insurance, the company was not able to secure the funds necessary to replace and resume its operations.


The Company has incurred significant net losses and negative cash flows from operations since inception, and as of August 31, 1999, had an estimated accumulated deficit of $80,000.
The Company intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, the Company believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.


Cost of Revenues

Cost of revenues consist primarily of the cost of materials, freight and applicable labor incurred for the delivery of the product or service.
These costs are estimated to be 25% of the completed product cost.





Operating Costs and Expenses


Selling, General and Administrative
Expense. Selling, general and
administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization. These Costs are estimated to be 30% of the completed product cost.


Research and Development Expenses.

Research and development expenses consist primarily of expenditures related to technology and software development expenses. These costs are estimated to be 10% of the completed product cost.


Net Operating Loss Carryforwards. At
August 31, 1999, the Company had available net operating loss carryforwards of approximately
$80,000 to offset future taxable income for federal and state tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal and state carryforwards expire beginning in the years 2014, and 2005 respectively. However, the Internal
Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this offering, a change in ownership is likely to occur which would substantially restrict the Company's use of the net operating loss carryforwards for federal and state income tax purposes. See Note 11 of Notes to Financial Statements.


Liquidity and Capital Resources


Since its inception, the Company has financed its operations primarily through the private placement of its common stock. As of August 31, 1999, the Company had $1028 in cash.

The Company's capital requirements depend on numerous factors, including market acceptance of the Company's products and services, the amount of resources the Company devotes to investments in its products, the resources the Company devotes to marketing and selling its services and its brand promotions and other factors. The
Company has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in the Company's operations and staffing, and anticipates that this will continue for the foreseeable future.
Additionally, the Company will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. The Company currently anticipates that the net proceeds of the offering and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

If the net proceeds of the offering, together with the Company's internally generated cash flow, are not sufficient to satisfy its financing needs, the Company will be required to seek additional funding through bank borrowings, additional public or private sales of its securities, including equity securities, or through other arrangements. The Company currently has no credit facility or other committed sources of capital, however it intends to secure a credit facility after the completion of the offering.
There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all.

See "Use of Proceeds"and "Risk Factors - Possible Need for Additional
Financing".

Recently Issued Accounting Standards

Effective January 1, 1999, the Company
adopted the provisions of SFAS No. 130,
"Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

Effective December 1, 1998, the Company
adopted the provisions of SFAS No. 131,
"Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

Effective January 1, 1999, the Company
adopted American Institute of Certified Public
Accountants Statement of Position 97-2, "Software
Revenue Recognition" ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on the Company's financial position or results of operations.

Sources of Supply

The Company deals in the exchange of information and has made arrangements to purchase microform records from various entities of the United
States, Foreign Governments and private sources.
The company scans the documents into digital form and stores on various types of digital storage mechanisms, each of which is commercially available.

The company has developed several sources, to supply the continued materials and equipment needed to digitalize, produce and market its products.



Marketing and Sales


Management feels and marketing research shows, within the genealogy market there is little, marketing strategy because of the narrow vertical structure of the market. All entities in the general market advertise in the same media journals, all go to regional or national genealogy conferences, and have a presence on the Internet. There is advertising avenues overlooked by most competitor entities in the market.
Although well known, ArchivalCD considers this marketing avenue proprietary knowledge.

This marketing strategy has already been successfully accomplished during test marketing by ArchivalCD and will be continued in future marketing endeavors.
Previously, and currently, none of the potential film-based competitors have professional marketing personnel on staff. Dr. Hay had special emphasis on marketing in his MBA, has had many years to work with marketing, and is able to combine both knowledge and experience with an understanding of the market and its advertisement channels. ArchivalCD will augment its management team with a marketing specialist who has the capability of developing both print and web marketing materials. ArchivalCD pioneered marketing to the genealogy market on the Internet. ArchivalCD was the first to provide an ordering site on the web with full catalog available there or on CD. Through the development of the Golden Web Award it helped to direct the increase in quality of both personal genealogy web pages and commercial web pages.
ArchivalCD supported the first true Internet Genealogy
Journal and management has often provided training workshops and seminars on the use of the Internet for expansion of genealogy research. Being present when needed is an important key to being a successful company for this market.

ArchivalCD staff is known in the field through contributions of expertise; through production of articles, columns and books relating to the field, and through participation in seminars, workshops, and conferences at national and state levels. Some of the special efforts ArchivalCD will extend include cultivating the product reviewers for genealogy columns in local newspapers, providing scholarships to each annual genealogy institute (five of them presently), and making the company available to help thousands of smaller genealogy organizations to produce their annual programs by supplying material, speakers, and advertisement. Presently other market entities make little extra effort in reaching the market - ArchivalCD will lead the way in this respect by using market awareness to reiterate ArchivalCD's efforts over and over again. Early efforts by the company have proven very fruitful as shares of the marketing budget. Management believes marketing research shows, few, competitive marketing entities are involved with the local level of the market. By sponsoring conferences at minimum cost, by providing registration services and manpower, the company will garner additional market exposure. Extraction software tools, and assistance in publication, will be offered to any society or library with a database that needs to be developed, again at little or no cost.
Management feels this marketing program merged with a firm understanding of the market means ArchivalCD can execute local level marketing of its product, through previously proven marketing strategies.


Market Analysis

ArchivalCD's market for CD using customers is comprised of a minimal two million researching genealogists. As of June 1997, 67% were computer compatible with ArchivalCD product (and more are becoming so each day). That equates to 1,340,000 persons. They are augmented by more than seventeen million more individuals who have not previously known of the possibility of research with an ArchivalCD product. The company will be more than successful with a small portion of the 1,340,000 individual market. (A
1997 report by American Demographics magazine reports
40% of Americans are interested in genealogy and about
100 million are attempting to trace their family history. A 1997 Wall Street Journal article indicated that a competing firm Banner Blue sold more than 600,000 copies of one genealogical CD title -- at worst case this would be the minimal market for ArchivalCD.)

The film market is viewed either as a portion of the more than eighteen million researching genealogists who have to have access to microfilm, or the percentage of the known 60,000 film reader owners. The company prefers to count the 60,000 as the base film using market and projects capturing a regular customer usage of 3,000 to 6,000 users per year of multiple title purchase. Projections indicate the market trend growth will expand, with the addition of over 10,000 people in the United States turning age 50 per day.
Surveys show 1% of this population express an interest in genealogy. Further research shows 67% of that 1% was computer compatible with ArchivalCD product. Using these projections, figures show up to 2,000 new users per month could be included into the genealogy market sector. Additional research reveals the average age of active computer using genealogists is now age 52.
For the next twenty years the genealogy research field should continue its rapid growth, if it continues the growth trend of the past 20 years. Management feels most important is that fact that many of the potential new customers are already computer literate and have compatible computer systems, some estimates are approaching 95% of the targeted user segment.

Supporting evidence shows, that in 1998 the Senate
Committee on Aging was informed that there are 7.8 million Internet users aged 55 or older. 42% of them have purchased product via the Internet. This is further proof of the vast size of the potential market as this age group is the strongest in the genealogical market. In general, an Internet capable computer system is compatible with ArchivalCD product.

Employees

At November 30, 1999 the Company employed five specialized technicians and senior managers, including the founder of ArchivalCD Inc, Dr. Daniel
J. Hay. Dr. Hay is the Director of Operations and the
President of ArchivalCD Inc.

The team has had experience in management of staff in similar working environments. ArchivalCD has drawn upon both experience and dedication in forming the management team. The team has experience in understanding the genealogy market with exposure to the needs and wants of the individual researcher, has worked with a major film retailer in the market, and is dedicated to the success of ArchivalCD.

Currently the Company is seeking to fill several key positions, Chief Financial Officer (CFO)
Director of Computer Sciences and Director
Marketing. Management also projects the need for ten additional full time staff members with planned growth taking the total of employees to fifteen within the first year.

Certain job positions at ArchivalCD are provided by a temporary personnel agency. This will allow trial periods when needed, proper paper work filing without undue overhead on the management team and provide for screening of potential employees before time is spent in the offices. Projections during the next three years are for an immediate sixteen staff. Production staff is needed for 24 hr. production, and Cleric staff to assist in processing orders. Other positions are part-time and will be filled as needed.

In addition to the management team there are eight production positions and three admin positions to be filled upon funding. These initial numbers will be augmented as growth dictates to an expected total of sixteen production and five admin positions.

ArchivalCD demands high intensity staff for quality levels that are unsurpassed in archival fields.
Benefits for this staff include company co-payment of medical and dental insurance. Profit sharing and annual bonuses will be provided as a means of retaining staff. The payroll burden is as high as 25%, which covers appropriate taxes and benefits.

The Company is not a party to any collective bargaining agreement. The Company considers its relations with its employees to be satisfactory and has not experienced any interruption of operation due to labor disagreements with its employees.


Trade names and Trademarks

The Company does not hold United States
Registered trademarks for some of its various brand names, but uses various unregistered trade names, trademarks and service marks. With the introduction of new products, the company anticipates continuing to adopt additional unregistered names and marks.

ORDERS AND PROJECTED ORDERS

As part of its programs to provide customers with just-in-time information service management and year-round availability of products, via conventional and internet accessibility, the
Company has implemented measures to maintain year-round in-stock information inventory and delivery systems of many of its products at its Crockett Texas facility. Prior to the flooding of its production facilities, The Company historically has not experienced excess inventory buildup nor has it been forced to sell substantial amounts of inventory below cost. The
Company believes that it has will be able to control excessive demand buildup, because a substantial portion of its initial public offering have been allocated to servicing, products and information pre-ordered by customers prior to manufacture




Year 2000 Disclosure

The current computer hardware and software used by the Company are made or licensed by various name-brand companies and are less than one year old. The Company has been advised by each vendor, either directly in writing or indirectly through information obtained at their web site, that there hardware and/or software is Year 2000 compliant. ArchivalCD Inc. does not foresee any hardware or software upgrades until after the year 2000, therefore will work to correct these problems as they arise in the future with the add on computer systems.


The Company believes that the most
likely worst-case scenario related to Year 2000 is a significant delay in the development of its product. Such an interruption could occur due to a breakdown in the systems of third parties. The
Company currently does not have a contingency plan in the event a particular system or vendor is not Year 2000 ready. There can be no assurance that unexpected Year 2000 readiness problems of the Company or its vendors and service providers will not materially adversely affect the Company's business, operating results and financial condition. The foregoing assessment represents management's best estimates at the present time, which could change significantly in the future.



Environmental Regulation

The Company's manufacturing operations does not routinely involve the use of certain materials that are classified as hazardous.


Need for Governmental Approval

The sale of ArchivalCD Inc. genealogical information products does not require any governmental approval. However, some production may involve businesses or governmental projects which require some type of approval for that specific project.


Seasonality

The Company does not expect to be subject to seasonality of its products, due to the make up of its industry, customer base or the usage of internet systems. Although the company does expect increased activity at the end of its business records archiving operations at the end of the Company's business customer's fiscal quarters.


Description of Property Facilities

The Company leases facilities at 100 North 6th
Street Crockett Texas. The company feels since travel is often needed either by automobile or airplane the location selected is one that is accessible to both the Dallas/Ft. Worth and the Houston areas. Crockett, TX. is a growing community with all the benefits of an emerging business community and also is willing to discuss tax abatement programs for the company. The location also fits the needs and desires of management so it is well suited to be the chosen location. Although no abatements have been finalized the company feels that once final construction plans are filed, abatements and tax considerations will be granted to ArchivalCD Inc.




BUSINESS

Overview

ArchivalCD is a company dedicated to producing microfilm images on CD, to furthering genealogical education, and to supporting historical and educational programs. Continuous development of services, reproduction of historical data, expansion to include other potential markets, and creation of value for the company and its investors are prime goals of the company.

In supporting this mission the company plans on entering both the microfilm sells portion of the market and the more expansive microfilm image base on CD portion of the market. Doing both supports the furthering of genealogical education and the corresponding historical and education programs.
Present status of the genealogy microfilm market indicates that ArchivalCD's entry into film resale will allow a superior reproduction and state of the art customer service to capture as much as one third of the genealogy microfilm sales market.

ArchivalCD Inc. Plans to produce specific microfilm titles on CD for the genealogical, historical, and educational markets. The products are to be sold primarily to a membership clientele from direct marketing, Internet marketing, journal advertising, and personal contact at national and regional conferences in much the same manner as the comparative microfilm rental/sales market currently operates.
Having acquired the initial film inventory the company will also be in a position to supply diazo copies of microfilm to the portion of the market that needs or prefers microfilm. This portion of the company will be marketed as ArchivalFILM. Additional potential secondary markets are even larger markets and are already being served by various competitors. These potential markets are not currently addressed in this business plan. Such markets consist of business back file conversion, library archive collections, institutional archives, and government office record retention.

Custom product development for a market demanding high quality images of historic documentation; i.e.
microfilm, microfiche, newspapers, books, diaries and journals.
Sales of product and rental of product to a niche market created by ArchivalCD with a demand that continues to grow.
Making best use of revenue generation,
repeat usage of inventory, and targeted marketing to create multiple sales of newly mastered titles. Serving the microfilm market with quality reproductions in 48 hr. turn-around.

The company has undergone five years of development, research, and analysis, one year of actual market testing production and theory in practice and sits upon a market demanding a product for the use of over one million individual researchers needing seven to twenty new titles per year, per individual researcher.
This is a strong niche market that was first identified and created by ArchivalCD's test marketing.
Initial test marketing steered clear of microfilm sales as it was necessary to obtain film from the leaders in that market. Analysis of the research market supports simultaneous entry into the CD and Film markets. Having the complete collection of the National Archives related microfilm available for resale will allow the company immediate access to a larger customer-base and easier marketing to the many library collections worldwide.

As a niche market, microfilm imaging on CD is generating a great deal of interest within a market that is typically served by companies not able, or willing, to make the expenditures needed to profitably service it. As an example consider that ArchivalCD's decision to also market film copies is based upon the newer film duplicators that are automatic duplicators providing image enhancement -- while none of the major film entities are upgrading to the newer equipment.
The major players in the film portion of the market are still using older manual calibration duplicators with the inherent higher cost in materials and manpower. Much of ArchivalCD marketing and ordering is enhanced by the ArchivalCD web pages. With IBM, Microsoft, Netscape, Intel, and AT&T announcements supporting business activity on the Internet it is expected that continual upgrades to software will allow additional security for order processing and continued interest in companies with a successful presence on the Internet.

Industry Background

The Bureau of Labor Statistics indicates that there were 16 million workers aged 55 or older in the United
States. American Demographics magazine indicated that more than 40 percent of Americans were interested in genealogy and about 100 million were attempting to trace their family history. ArchivalCD's own studies indicate only 18 million researchers (with 2,000,000 active) but the $6,600,000 funding requested will effectively address either volume of researchers and provide a strong ROI with an early exit plan or positive debt service. SeniorNet claims that 47% of seniors are now using the Internet and buying from websites. For ArchivalCD these figures just confirm the potential market, the current active market, and the fact that the target market is becoming increasingly aware of digital data. It is a market that consists of more than 18 million individuals, 4,000 Genealogy Societies, 6,000 Library Collections, two certification organizations, five national organizations (NGS, FGS, APG, GSG, GCG), and is populated by the largest market group in history -
"baby boomers".

The company has created this market, itself, and by the overpowering demand of the individuals within the market striving to acquire the materials they need in their own research goals. Unlike a typical publisher of data, ArchivalCD proposes to service the market not by creating a product to sell to a potential buyer, but rather, by creating product only as it is needed and purchased by the individual researcher.
Unexploited processes and proprietary software make
ArchivalCD product/service desirable. Product is pre-sold, pre-paid, and provided to the customer as a custom product each and every time it is needed.

It has been proven researching genealogists desire to have access to the film, or in ArchivalCD's case - the image of the film, is that each, and every, assumption in relationship must be documented and proper citations of source provided. An index does not prove any data even if correct. The data must be documented with primary source documents; and, microfilm is often the only source of that original data. In most instances the microfilm image is now considered the original document since the paper forms have often been destroyed. A digital image of the film is conceptually and legally an original. Genealogists, historians, and educators need and want access to these original documents and ArchivalCD has created a means to fill that demand. They want this access to such a degree that they are willing to pay for an annual membership fee as well as purchase or rentalfees.

The company is also aware of the impact the Internet currently has and will continue to have on business activities worldwide. ArchivalCD, Inc. has already developed a number of Internet projects and currently owns more than forty domain names both for marketing tools and for expansion programs.


Strategy

The Company's objective is to be the
leading Archival and Genealogical information publishing and technology company, providing software and services that enable the delivery of a broad range of genealogical content over the Internet and intranets. To achieve this objective, the Company's strategy includes the following key elements: additional features and functions like the synchronized deployment of additional data types, enhanced desktop, and Web-based digitalized files. As part of this strategy, the Company has devoted and will continue to commit significant resources to the development of technologies that increase the ease-of-use and functionality of its archival recording and information solutions.

Build Brand Recognition and Strengthen
Sales and Marketing Efforts.

The Company believes that its technology leadership, market position and brand name are significant assets that the Company can leverage to maintain and increase its market share and diversify its revenue base. The Company intends to capitalize on the growth in demand for genealogy and archiving software by continuing to develop, market and support industry-leading products and services. The Company believes that the introduction of such products and services will expand the Company's user base and build greater brand recognition. The Company also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases.



Enhance and Expand Internal Operations.
The Company intends to invest substantially in operations and systems in anticipation of future growth. This effort includes improving its management information systems, opening sales offices in multiple locations, integrating sales activities, investing in customer service, expanding its public relations, advertising, and trade show activities, and developing on-line training and support programs which will help support an outside network of resellers and distributors.

Expand Internationally. The Company
intends to expand its international customer base over the next several years by hiring additional employees, developing international distribution and sales networks, enhancing its software products by adding localized versions and multi-language support and increasing its expenditures for marketing.

Sales, Marketing and Distribution

Sales. The Company has focused and will
continue to focus its sales and marketing efforts on the public, commercial and genealogical research groups, along with the digitalization of corporate and governmental records. Markets for the next several years. Once the Company has firmly established itself in these markets, the Company plans to expand into other vertical business markets and consumer markets. The
Company markets its products and services through a direct sales force and through repeat sales.
The Company's direct sales force markets the Company's products and services primarily to genealogical, historical and educational research customers worldwide.


Marketing. The Company participates in
trade shows, conferences and seminars, provides product information through the Company's Web site, and promotes the Company and its products to industry analysts and the media. The Company's marketing programs are aimed at informing potential partners and prospects about the capabilities and benefits of the Company's products and services, increasing brand name awareness, and stimulating demand across all market segments. The Company currently plans to increase its marketing staff to two employees following the offering.

MANAGEMENT

Executive Officers and Directors of the Company

The directors and executive officers of
the Company are:


   Name	     		Age    	Position

Dr. Daniel Hay		42	President, CEO and
				Chairman of the	Board of Directors

William Hale    67	Director

               				Corporate Vision	Inc.	Representative

(1) William Hale is a director of
Corporate Vision Inc.  (OTC Bulletin Board:
CVIA). Corporate Vision Inc. retains 14% ownership of ArchivalCD Inc.



Officers

ArchivalCD, Inc. is expected to hold its annual shareholder meeting during the first or second fiscal quarter of the year 2000, with the expressed consideration that three additional board members are to be appointed or approved by the shareholders of ArchivalCD Inc.

Daniel J. Hay, (BA, MBA, DD) {President}: Hay has twenty-five years of genealogical experience with eighteen of that as a Professional Genealogist. His background includes two years as Vice President of Finance at Maacke Electronics, ten years of ownership in CompuCations -- a microcomputer retail and consulting business, success as a grant writer
(seventeen of eighteen approved) at both Federal and State level, and two years with AGLL culminating with the position of Director of Product Development. He then started Advanced Resources to develop what has become ArchivalCD. Mr. Hay is an author, including
Copyright Reference Guide: for Genealogists, a columnist writing on genealogy, copyrights, and the Internet, and has lectured at regional and national conferences for more than ten years. Dr. Hay completed a Doctorate in Divinity with Psalms College in 1981 and is presently completing requirements for a PhD in Historical Literature from Columbia. Daniel has served in management consulting positions, sales and marketing positions, as teacher and instructor, and as publisher. Hay is active in the community with a special interest in music and education.

Kathy Kirkpatrick, (BA History): Kathy has been a practicing genealogist for twenty years, is presently working on a Master of Library Sciences, and is the author of Basic Genealogy: Including Steps
Sometimes Forgotten by the Pros. She has previously worked as a legal secretary and was Manager of the Field Rep Program for AGLL. Four years ago Kirkpatrick went to work for Advanced Resources and then for ArchivalCD as Manager of Collection Acquisitions. She developed relations with numerous libraries and maintained the company conference schedule. Kathy also handled much of the customer service needs.
Kirkpatrick has worked three years as an executive assistant to an attorney's office, manager of a bookstore for two years, and presently handles customer relations for an expanding doctor clinic.

Brenda Saul, (BA American History): Brenda was the Office Manager at ArchivalCD. Previous positions included AGLL where she was Manager of Magazine
Subscription Renewals and assisted the sales department. She has been office manager for Advanced
Resources for four years, and served the same capacity for CompuCations and Aragorn Press, and was the secretary for the department head at the New Jersey
Department of Higher Education: Certification,
Compliance and Testing. She has been on the fringes of the genealogy business for ten years and is presently working on obtaining her Masters degree in American
History. Her previous experience includes bookkeeping and employee relations.

Tony Potter, (BS Biology): Tony joined
ArchivalCD as a full time student, working weekends in a medical lab. He still worked forty hours per week for ArchivalCD and became Production Manger with responsibility of training staff members and in verifying quality control. Potter has begun working on a Master of Computer Sciences degree.

Evan Whipple, (BS, MBA): Evan has previously been General Manager for AGLL and has vast experience in marketing processes. Mr. Whipple has worked with AGLL, Advanced Resources and ArchivalCD as a consultant in the genealogy market and will be retained in that capacity due to his in depth knowledge of the market.


Management Team Limitations

There are three important limitations in the Management Team for ArchivalCD. As such, they are being addressed once the Initial Public Offering of the Company's stock has been completed.

The present team, though strong in relation to the niche market and the processes of ArchivalCD production, is weak in financial acumen. To strengthen the management team a CFO is being sought.

The Marketing Director position has been filled by Daniel J. Hay, although Marketing Director is an unique position that is to be filled as soon as feasible, when the right combination of person and qualifications is found. A number of applicants are awaiting a final decision of the company.

The network specialist, programmer, and computer specialist is a unique position. CIS MIS Computer
Department Manager, this person and staff will be needed to maintain three networks, maintain all computer systems in production. Several persons have been identified for this position already. Final decision will depend upon who is available at closing of funding from among the current applicants.


Directors of the Company are elected to serve until the next annual meeting of shareholders or until there respective successors are elected and qualified. The Company does not pay direct remuneration for services to any of its directors. All officers serve at the discretion of the Board of Directors subject to the terms of their employment agreements.

ITEM 6    Executive Compensation

No employee or officer's salary exceeds
$100,000 annually at the time of this filing.

Stock Option Plan

The Board of Directors may from time to time amend or may terminate the Plan without action by the Company's shareholders, but no such amendment may increase the number of shares of Common Stock that may be issued under the Plan without the consent of the Company's shareholders or impair the rights of holders of outstanding options without the consent of such holders. To date no stock option are outstanding under the plan.

The Company has no pension or profit sharing plan or other contingent forms of remuneration.

The Company has been advised that in the opinion of the Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT


The following table sets forth at November 31, 1999, the name of each person and entity known by the Company to own beneficially more than 5% of the shares of Common Stock of the Company and the number of shares owned by each such person and by each officer and director and all officers and directors as a group, together with the respective percentage holdings of such shares.


Percent of				Shares

Shares		  	Name and               Beneficially
Owned			   Address	     	         Owned

51%	    	Dr. Daniel Hay       	   14,275,000,
       		100 North Sixth, #212
		       Crockett, Texas 75835

14%     	Corporate Vision Inc. (1)	3,625,000
		       6130 South Memorial Drive
		       Tulsa OK 74133

All officers and Directors as a group (6 persons)

(1) A 15% ownership position of the company was granted to Corporate Vision, Inc. (NASD OTC:BB CVIA) for monetary seed funding considerations, underwriting and consulting services rendered. In April 1999, Corporate Vision Inc. distributed approximately 1% or
37,500 ArchivalCD Inc common shares to CVIA shareholders of record. Creating a shareholder base for ArchivalCD Inc. exceeding of one thousand private investors.

SELLING STOCKHOLDERS

The registration statement, of which this Prospectus forms a part, also relates to the registration by the Company, for the account of the Selling Stockholders, of an aggregate of 522,100 shares of Common Stock. The Selling
Stockholders Shares are not being underwritten by the Representative in connection with this offering. The Selling Stockholders have agreed with the Company not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their Common Stock for a period of nine (9) months after the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

The sale of the Selling Stockholders Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling
Stockholders Shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

The Selling Stockholders may effect such transactions by selling the Selling Stockholders
Shares directly to purchasers, through broker-dealers acting as agents for the Selling
Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the Selling Stockholders Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of any shares of Common Stock by the Selling Stockholders may depress the price of the Common Stock in any market that may develop for the Common Stock.

The following table sets forth certain
information known to the Company regarding beneficial ownership of the Company's Common
Stock by each of the Selling Stockholders as of August 31, 1999 and as adjusted to reflect the sale of shares offered pursuant to this Prospectus. None of the Selling Stockholders has had any position with, held any office of, or had any other material relationship with the Company.

CERTAIN TRANSACTIONS


DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock
consists of (i) 25,000,000 shares of Common
Stock, par value $.001 per share and (iii)
1,000,000 shares of Preferred Stock, par value
$.001 per share ("Preferred Stock"). 6,400,000 shares of Common Stock and no shares of Preferred
Stock are currently outstanding.



Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of Common Stock is prohibited. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of any preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of any outstanding Preferred
Stock. The holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable, and all of the shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable.

Vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. See "Certain Anti-

Takeover Matters" below.

Under the Delaware General Corporation Law
("DGCL"), stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon.
Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. If stockholders action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

Certain Anti-Takeover Matters

The Company's Bylaws establish advance
notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or Bylaws to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken.
Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 180 days prior to an annual meeting or, in the case of a special meeting, not less than 40 days nor more than 60 days prior to such meeting (or if fewer than 50 days' notice or prior public disclosure of the meeting date is given or made by the Company, not later than the seventh day following the day on which the notice was mailed or such public disclosure was made).

The Company is a Delaware corporation and is
subject to Section 203 of the DGCL.  In general,
subject to certain exceptions, Section 203
prohibits a Delaware corporation from engaging in
a "business combination" with an  "interested
stockholder" for a period of three years
following the date that such stockholder became
an interested stockholder, unless (i) prior to
such date the board of directors of the
corporation approved either the business
combination or the transaction which resulted in
the stockholder becoming an interested
stockholder or (ii) upon consummation of the
transaction which resulted  in  the   stockholder
becoming  an  interested stockholder,  the
interested  stockholder owned at least 85% of the
voting stock of the corporation  outstanding at
the time the transaction commenced (excluding for
purposes of determining the number of shares
outstanding those shares owned by (x) persons who
are directors and also officers and (y) employee
stock plans in which employee participants do not
have the right to determine confidentially
whether shares held subject to the plan will be
tendered in a tender or exchange offer),  or
(iii) on or  subsequent  to such date the
business  combination  is approved  by the board
of  directors  and  authorized  at an  annual or
special meeting of stockholders,  and not by
written consent, by the affirmative vote of at
least  66-2/3%  of the  outstanding  vote  stock
which  is not  owned by the interested
stockholder.  Section 203 defines a "business
combination" to include certain mergers,
consolidations, asset sales and stock issuances
and certain other   transactions   resulting in a
financial benefit to an "interested stockholder."
In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.



Indemnification

The Amended and Restated Certificate of
Incorporation (the "Certificate") of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of the Company or serves or served any other enterprise at the request of the Company.

In addition, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock redemptions or repurchases.

The Company will purchase and maintain
Directors' and Officers' Insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of the Company regardless of whether the Company has the power to indemnify the director against such liability under applicable law.

The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.


Certain provisions of the Company's
Certificate and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.
Such provisions could limit the price certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue
Preferred Stock without stockholder approval and provide that special meetings of stockholders of the Company may be called only by the President of the Company, the Board of Directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.


Section 102(b)(7) of the DGCL allows a Delaware corporation to limit a director's personal liability for monetary damages for breaches of certain fiduciary duties owned to the corporation and its stockholders. The Company's Certificate of Incorporation contains a provision that limits the liability of its directors for monetary damages for any breach of fiduciary duty as a director to the maximum extent permitted by the General Corporation Law. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit or
(iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. The inclusion of this provision in the Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.
This provision does not prevent the Company or its stockholder from seeking injunctive relief or other equitable remedies against its directors under applicable state law, although there can be no assurance that such remedies, if sought, would be obtained.



Transfer Agent

Transfer Online Inc. 227 Pine Street Suite 300
Portland OR 97204
Phone: (503) 227-2950 Fax (503) 227-6874


LEGAL PROCEEDINGS

Management knows of no material legal
proceeding pending, threatened or contemplated which the Company is or may be a party to or which any of its property is subject.


Changes in and Disagreements With Accountants.

                     None


Recent Sales of Unregistered Securities.

Securities that were not registered
under the Securities Act have been issued or sold by the Registrant within the past three years except as follows:

December 27, 1998 Registrant issued
3,750,000 Shares in connection to funding and services rendered by Corporate Vision Inc.

December 27, 1998 Registrant issued
12,750,000 shares to the founders of the Company.

In June 1998, the Company issued
30,000 shares in a Rule 504 offering.

In December 1998, the Company issued
10,000 shares in exchange for the cancellation of debt.

The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) thereof and/or Regulation D promulgated there under, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public.
The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements. The Registrant will place stop transfer instructions with its transfer agent with respect to all such securities.

ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a
Registration Statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration
Statement") under the Securities Act with respect to the Securities offered hereby. This
Prospectus, which forms a part of the
Registration Statement, does not contain all the information set forth in the Registration
Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W.,
Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7
World Trade Center, 13th Floor, New York, New
York 10048 and 500 West Madison Street, Suite
1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public
Reference Section of the Commission at 450 Fifth
Street N.W., Washington, D.C. 20549, at
prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and other information can be retrieved.

Following the offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.



ArchivalCD INC.

Index to Financial Statements


Page 1

Report of Independent Accountants.............P-2

Balance Sheet.................................P-3

Statement of Operations.......................P-4

Statement of Stockholders' Equity.............P-5

Statement of Cash Flows.......................P-6

Notes to Financial Statements.................P-7







































Independent Auditor's Report


The Board of Directors and Stockholders
ArchivalCD, Inc.
Crockett,TX



     We have audited the balance sheet of
ArchivalCD, Inc., (a development stage company as of August 31, 1999, and the related statements of income, stockholders' equity and cash flows for the period from November 12,1998 (date of inception), to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ArchivalCD, Inc., as of August 31, 1999, and the results of its operations and its cash flows from November
12, 1998 (date of inception), to August 31,1999, in conformity with generally accepted accounting principles.


CROSS AND ROBINSON

Certified Public Accountants
Tulsa, Oklahoma


November 5, 1999





ArchivalCD, Inc.
Balance Sheet
August 31, 1999


Assets

Current Assets
	Cash                                  $   1,028
	Receivable from stockholder (Note 4)      1,000
		Total Current Assets                     2,028

Property and Equipment, Net (Note 5)     335,456

Other Assets
	Goodwill, net (Note 3)                   27,428

		Total Assets                         $ 364,912


Liabilities and Stockholder's Equity

Current Liabilities
	Accrued Liabilities                   $  29,800
	Loans from stockholders (Note 11)         2,000
	Note Payable from stockholders
	(Note 6)                                 15,000
		Total Current Liabilities               46,800

Stockholder's Equity
Cumulative convertible preferred
	  stock, $20 par value 1,000,000
	  shares authorized, no shares
	  outstanding                        $   -
	Common stock $0.01  par value,
	  25,000,000 shares authorized,
	  18,227,581 issued and
	  outstanding                        $  182,276
	Additional paid-in capital           $  215,921
	Deficit accumulated during
	  the development stage              $  (80,085)
	      Total Shareholder's Equity     $  318,112

		Total Liabilities and
		  Shareholder's Equity              $  364,912


Accompanying notes are an integral part
of the financial statements

ArchivalCD, Inc.

Income Statement
For the Period November 12, 1988 (Date of
Inception) to August 31, 1999


Operating Revenue                        $   -

General and Administrative Expenses        79,506

Other Expenses
	Interest Expense                             579

	Net Loss                                $ 80,085


Weighted Average Shares
Outstanding (Note 8)                    3,736,440

Net Loss Per Common Share                  (0.02)

Accompanying notes are integral part of the financial statements.

ArchivalCD, Inc.

Statement of Stockholders' Equity
For the Period November 12, 1998 (Date of Inception) to August 31, 1999


                                                 Deficit
                                               Accumulated
                                     Addition   During the
                      Common Stock    Paid-In Development
                      Shares Amount   Capital     Stage
Balance at
November 12, 1998
(Inception Date)          --     --        --           --

Common Stock, par
Value $0.01
25,000,000 shares
authorized:
Cash Sales            25,971     260    31,247
Issued in exchange
for services
rendered           3,762,010  37,620   274,395
Issued in lieu of
interest payment         100       1       149
Issued to acquire
Assets            14,439,500 144,395   210,130

Cost of raising           --      --  (300,000)
equity

Net loss for the
Period                    --      --        --    (80,085)

Balance at
August 31, 1999   18,277,581 182,276   215,921    (80,085)


Accompanying notes are an integral part
   of the financial statements

ArchivalCD, Inc.

Statement of Cash Flows
For the Period of November 12, 1998 (Date of Inception) to August 31, 1999


Cash Used by Operating Activities:
   Cash paid for goods and services      (44,549)


Net Cash Used by Investing Activities:
   Fixed asset purchases                  (2,930)


Cash Flows From Financing Activities
   Issuance of common stock                31,507
   Proceeds from short-term debt           17,000
      Net Cash Provided by Financing
      activities                           48,507


      Net Increase in Cash                  1,028

Cash at Beginning of Period                    --

      Cash at End of Period             $   1,208


Accompanying notes are an integral part
   of the financial statements

ArchivalCD, Inc.
(A Developmental Stage Company)

Reconciliation of Net Loss to Net
Cash Used by Operating Activities:
   Net loss                            $ (80,085)
   Adjustments to reconcile net loss
   to net cash used by operating
   activities:
   Depreciation                           21,983
   Amortization of intangible assets
   1,959
   Stock issued in exchange for
   services                               12,015
   Stock issued in lieu of interest
   on shareholder loans                      150
   (Increase) Decrease in
   receivables from shareholders          (1,000)
   Increase (Decrease) in accrued
   liabilities                               429

   Total Adjustments                      35,536

Net Cash Used by Operating Activities  $ (44,549)

Supplemental Disclosure of Non-Cash Activities:
    Stock issued to acquire fixed assets$ 354,510
    Stock issued as goodwill                   15
    Accrual for goodwill                   29,372



Accompanying notes are an integral part
of the financial statements.

ArchivalCD, Inc.
(A Development Stage Company)

Notes to Financial Statements
August 31,1999


Note 1 - Organization and Description of Business

ArchivalCD, Inc.(referred to herein as "Archival" or "the Company") was incorporated in the state of Delaware on November 12, 1998 to provide subscribers with access to web-based genealogical records stored on software developed by the Company. The Company was formed subsequent to the dissolution of ArchivalCD, LLC (referred to herein as "the LLC"), a Utah corporation. The
Company's Chief Executive Officer was a partner in the LLC. The Company is in the development stage as its operations primarily involve research and development, market analysis, and other business planning activities. The Company has had no significant revenue from product sales.

	As of August 31, 1999, the Company's
accumulated deficit in the development stage was $80,085, which was funded primarily through loans from shareholders and the proceeds from sales of common stock. The company believes that it will commence its principal operations and begin generating revenues in the fiscal year ending
December 31, 1999. Because the company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

Note 2 - Summary of Significant Accounting
Policies

	Method of Accounting
		The accompanying financial
statements conform to the standards applicable to development stage companies and are prepared using the accrual basis of accounting in accordance with generally accepted accounting principals, whereby revenues and gains are recognized when earned, and expenses and losses are recognized when incurred

	Cash and Cash Equivalents
		The Company considers all highly
liquid assets with maturities of three months or less to be cash equivalents.


Page 6 of 12

ArchivalCD,Inc.
(A Development Stage Company)

Notes to Financial Statements
August 31, 1999



Note 2 -  Summary of Significant Accounting
Policies (continued)

	Property and Equipment
		Property and equipment are stated
at cost less accumulated depreciation.
Depreciation expense is charged to operations using the straight-line method for financial reporting and accelerated methods for income tax purposes over the estimated useful lives of the assets, typically 5 to 10 years. Maintenance, repairs, and minor renovations are charged to expense as incurred.

	Goodwill
		Goodwill represents the excess of
cost over the net assets acquired. Goodwill is amortized on a straight-line basis over ten years and is presented net of accumulated amortization of $1,959. The carrying value of goodwill is continually reviewed to assess its recoverability from future operations, based on future cash flows (undiscounted) expected to be generated.
Any impairment in value indicated by the assessment would be charged against current operations.

	Income Taxes
		The Company has adopted Statement
of Financial Accounting Standards No. 109,
"Accounting for Income Taxes," which requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.



Page 7 of 12

ArchivalCD, Inc.
(A Development Stage Company)

Notes to Financial Statement

August 31, 1999

Note 2 - Summary of Significant Accounting
Policies (continued)

	Earnings per Common Share

		The Company has adopted the
provisions of SFAS No.128,"Earnings per Share", which requires presentation on the face of the income statement of both basic and diluted earning per share. Basic earnings (loss) per common share are computed by dividing net income
(loss) attributable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period. In years where the Company recognizes a loss from continuing operations, the assumed exercise of common share equivalents has an antidilutive effect (i.e., it increases net loss per share) and therefore would not be included in the weighted average number of shares used in the calculation of loss per common share.

	Software Development Costs
		The Company has adopted the
provisions of Statement of Position ("SOP") 98-1,
"Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use", issued by the American Institute of Certified Public
Accountants in March 1998. SOP 98-1 provides on when costs incurred for internal-use software are capitalized or expensed and guidance on whether computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and applies to internal-use software costs incurred for all projects, including those in progress upon initial application of the SOP.







Page 7 of 12
ArchivalCD, Inc
(A Developmental Stage Company)

Notes to Financial Statements

August 31, 1999

Note 2 - Summary of Significant Accounting
Policies (continued)


	Use of estimates
		The preparation of financial
statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Fiscal Year End
		The Company's fiscal year ends on
December 31.


Note 3 - Acquisition of Assets and Goodwill
	In 1999, the Company purchased equipment for $174,370 and certain archived records and software for $ 140,140 from the defunct
ArchivalCD LLC and other companies either owned or controlled by the Company's Chief Executive
Officer in exchange for 14,435,000 shares of the Company's common stock. Additionally, the Company agreed to compensate the LLC's stockholders investment in the LLC in the form of cash and/or the Company's common stock. This additional acquisition cost totaling $ 29,387 has been recorded as goodwill on the Company's balance sheet.

	 On June 23, 1999, the Company purchased
certain archived records from an unrelated company valued at $40,000 in exchanged for 3,000 shares of the Company's common stock.

Note 4 - Receivables
	Pursuant to a stock repurchase agreement with a stockholder, disclosed further in Note 12, on August 5, 1999 the Company paid $ 1,000 to repurchase 667 shares of its common stock. As of August 31, 1999, the shares had not been returned to the Company, resulting in a $1,000 receivable from the stockholder at August 31,




Page 8 of 12
ArchivalCD, Inc.
(A Development Stage Company)

Notes to Financial Statements
August 31, 1999


Note 5 - Property and Equipment
	Property and Equipment consists of the
following at August 31, 1999:

	Equipment                        $174,370
	Archived Records                  140,140
	Automobile                          2,600
	Office Equipment                      330
	Accumulated
	depreciation                    ( 21,983)

	Property and equipment, net      $335,456

Depreciation expense for the period
 ended August 31,1999 was                 $21,983


Note 6 - Notes Payable
	Notes payable at August 31, 1999 consists of an unsecured promissory note payable to a related party due May 14, 2000 with an interest rate of 10% per annum, and an outstanding principal balance of $ 15,000. Interest expense relating to this obligation was $429 for the period ending August 31, 1999.

Note 7 - Capitalization
	The capital stock of the corporation at
August 31, 1999 was as follows:

		Cumulative Convertible Preferred
Stock, $20 par value, 1,000,000 shares
authorized. Dividends accrue annually at 15%, payable in cash or common shares. Each share of preferred stock must be held for a minimum of three years and after five years must either be repurchased by the Company at par value or converted into 10 shares of common stock at the discretion of the board of directors. There were no preferred shares outstanding at August 31, 1999.

		Common Stock, $0.01 par value,
25,000,000 shares authorized, 18,227,581 shares issued and outstanding at August 31, 1999.



Page 9 of 12

ArchivalCD, Inc
(A Development Stage Company)

Notes to Financial Statements
August 31, 1999



Note 8 - Income per Common Share
	The computations of basic and dilutive
income per share from continuing operations were as follows:

		Income (loss)
before extraordinary item
Attributable to common shares $        $ (80,085)

		Weighted average
 common shares outstanding             $3,736,440

		Basic and dilutive income (loss)
per share before extraordinary item    $   (0.02)


 Note 9 - Income Taxes

	The Company has incurred net operating
losses since inception and has a loss
carryforward of approximately $ 80,000 at August
31, 1999 expiring in years beginning in 2014. As of August 31, 1999, the Company had net deferred tax assets of $32,295. A valuation allowance has been recognized to fully offset this asset due to the uncertainty of realizing the future benefit in accordance with the provisions of FASB
Statement No. 109, "Accounting for Income Taxes".
The Company continually reviews the adequacy of the valuation allowance and will recognize the tax benefits of these assets only as assessment indicates that it is more likely than not that the benefit will be realized.

		Significant components of the
Company's net deferred tax assets as of
August 31, 1999 is as follows:

	Deferred tax assets:
		Net operating loss
		carryforward           $   32,034

		Book over tax amortization    261

		Valuation allowance      (32,295)

		Net deferred tax assets     $  --
Page 10 of 12

ArchivalCD, Inc.
(A Development Stage Company)

Notes to Financial Statements
August 31, 1999



Note 9 - Income Taxes (continued)
	Deferred taxes reflect a combined federal and state tax of approximately 40%. A reconciliation between the amount of federal and state incomes taxes, based on a forty percent
(40%) tax rate, and the effective amount of income taxes based on continuing operations is as follows:

	Statutory income taxes (refund)  (32,034)
	Book over tax amortization          (261)
	Change in valuation allowance      32,295

	Income tax expense charged to
	operations                           $ --


Note 10  - Advertising Costs

	The Company expenses advertising costs as incurred. During the period ended August 31, 1999, the company expensed $149 in advertising costs.


Note 11 - Related Party Transactions
	As further disclosed in Note 3, the
Company purchased the majority of its fixed assets from companies owned or otherwise controlled by its Chief Executive Officer.

	As disclosed in Note 6, the Company had a note payable to a stockholder totaling $15,000 outstanding at August 31, 1999.

	The Company has $2,000 in outstanding
stockholder loans for which no promissory notes exist. The Company has agreed to pay these stockholders a flat interest fee equal to 15%.
$150 in interest had been paid as of August 31, 1999.

	As disclosed in Note 12, the Company has entered into a stock repurchase agreement, which resulted in a $1,000 receivable from the stockholder at August 31, 1999.

Page 11 of 12

ArchivalCD, Inc.
(A Development Stage Company

Notes to Financial Statements

August 31, 1999



Note 11 - Related Party Transactions (continued)
	On July 7, 1999, the Company entered into an agreement to pay Corporate Vision, Inc.
$300,000 to assist the Company in making an initial public offering. The contracted amount was paid in the form of 3,750,000 shares of the Company's common stock. As a result, Corporate
Vision, Inc. was the Company's second largest shareholder at August 31, 1999.

Note 12 - Commitments and Contingencies
	On May 12, 1999, the Company entered into a repurchase agreement with a shareholder, whereby the Company will repurchase up to 15,000 shares of its common stock at, the direction of the shareholder, at the greater of $1.50 per share or the market value on the date of repurchase. If the Company offers to redeem the shares and the shareholder elects to retain the shares, the agreement will become void after six months and will be replaced by a two-year guarantee to repurchase the agreement at $1.10 per share, regardless of market price.

	The Company is obligated under a lease
agreement for its office facilities, which expires November 30, 1999, with an option to renew. The Company is also operating under a month-to-month lease for storage facilities. At
August 31, 1999, there were no long-term lease commitments. Rent expense under all operating leases totaled $496 for the period ended August
31, 1999.


Registrant has duly caused this  Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Crockett, State of Texas, on this 10 day of December 1999.


ArchivalCD, Inc.



By:/s/ Daniel J. Hay

Daniel J. Hay

President